ATSG Board Elects Two Directors
Phyllis Campbell and Paul Williams Add Experience, Diversity to Board

WILMINGTON, OH – January 19, 2021 – The Board of Directors of Air Transport Services Group, Inc. (NASDAQ:ATSG) today elected Phyllis J. Campbell and Paul S. Williams to the Board.

Campbell is chairman of the Pacific Northwest region for JPMorgan Chase & Co. She is the financial services firm’s senior executive in Washington, Oregon, and Idaho.

Williams retired in 2018 and was most recently a partner and managing director of Major, Lindsey & Africa, LLC, an executive recruiting firm, where he conducted searches for board members, CEOs and senior legal executives.

Joe Hete, Board chairman of ATSG, said the new Board members add in-depth strategic, legal, and financial expertise, plus wide-ranging experience in promoting diversity throughout organizations.

“I am very pleased to announce that Phyllis Campbell and Paul Williams, leaders in business and their communities, have accepted invitations to serve on our Board,” Hete said. “Our record of financial success and opportunities for growth are attracting increased attention to ATSG. With their insight and counsel, I’m convinced that we will develop great strategies, identify and develop leaders who can execute them, and make ATSG an even better place to work and invest in the future.”

Campbell previously served as the president and chief executive officer of The Seattle Foundation, the largest community foundation in Washington. Prior to that, she was the president and chief executive officer of U.S. Bank of Washington for over six years. Phyllis holds a Master in Business Administration degree from the University of Washington, and a bachelor’s degree in Business Administration from Washington State University. She is a graduate of the Pacific Coast Banking School at the University of Washington and Stanford University’s Executive Management Program.

Campbell was a member of the Board of Directors for Alaska Air Group from 2002 through 2020 and of Nordstrom, Inc. from 2005 through 2016. She serves on Toyota’s North American Diversity Advisory Board, is the chair of the US-Japan Council, and a member of the Board of Directors of the Allen Institute, formed in 2003 to unlock the complexities of bioscience to improve human health.

“I am honored to join the ATSG Board, as I have long admired this world-class company,” Campbell said.

Prior to his service with Major, Lindsey & Africa, Williams was executive vice president, chief legal officer and corporate secretary of Cardinal Health, Inc., a Columbus, Ohio, Fortune Top 20 global healthcare services company. Earlier in his career, he practiced corporate and mergers and acquisitions law and was general counsel of a computer software company. He has also served as director of Global Diversity Search at Major, Lindsey & Africa. He currently is a director of Compass Minerals International, Inc., Public Storage, Inc., and Romeo Power, Inc. In addition, Williams was elected a director last year of several funds in the American Funds mutual fund family. He is the outgoing President of the National Association of Corporate Directors (NACD) Chicago Chapter. He was previously a director of State Auto Financial Corporation, Bob Evans Farms, Inc. and Essendant, Inc. He holds an undergraduate degree from Harvard College and a Juris Doctor degree from Yale Law School.

Williams stated, “I am very excited to join the ATSG Board, and I am appreciative of the opportunity to do what I can to assist in continuing the company’s very impressive success.”

The election of Campbell and Williams increases the number of ATSG’s directors to ten. Both directors will be nominated for election to one-year terms on the Board at the next annual meeting of ATSG shareholders in May.

About Air Transport Services Group
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, passenger ACMI and charter services, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Airborne Maintenance and Engineering Services, Inc., including its subsidiary, Pemco World Air Services, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Omni Air International, LLC. For more information, please see www.atsginc.com.

Contact:
Quint O. Turner, ATSG Inc. Chief Financial Officer
937-366-2303